Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, each of the undersigned parties hereby agrees to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the ordinary shares, par value $0.0002 per share, of Ryde Group Ltd.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe such information is inaccurate. It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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Signature Page

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 28, 2025.

Octava Fund Limited

By:	/s/ David Camilleri
Name:	David Camilleri
Title:	Director

Octava Offshore Holdings Limited

By:	/s/ David Camilleri
Name:	David Camilleri
Title:	Director

Octava Management Pte. Ltd.

By:	/s/ Tan Ting Yong
Name:	Tan Ting Yong
Title:	Director

Lee Kok Leong

/s/ Lee Kok Leong

Joseph Tey Wei Jin

/s/ Joseph Tey Wei Jin

Pang Sze Khai

/s/ Pang Sze Khai